                                  EXHIBIT 11
                          Anika Therapeutics, Inc.
                  Computation of Primary and Fully Diluted Earnings per Share

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
                                          Three months ended         Nine months ended
                                           September 30,              September 30,
                                              1997      1996        1997           1996
----------------------------------------------------------------------------------------
PRIMARY :
Net income (loss):                      ($267,496)($935,886)    $285,916    ($2,239,617)
Dividend on preferred                           -    59,608      103,035       171,314
                                        --------------------    ------------------------
Net income (loss) per common share:      (267,496) (995,494)     182,881    (2,410,931)

Weighted average number of common
  shares outstanding                    5,098,102 4,846,175    5,046,794     4,479,000

Dilutive effect of :
  Outstanding stock options                     -         -      811,799             -
  Warrants for redeemable convertible
    preferred stock                             -         -      405,686             -
  Warrants for common stock                     -         -       93,699             -
                                        --------------------   --------------------------
Weighted average number of common
  shares as adjusted                    5,098,102 4,846,175    6,357,978     4,479,000
                                        --------------------   --------------------------
Primary earnings (loss) per share          ($0.05)   ($0.21)       $0.03        ($0.54)
                                        ====================   ==========================
FULLY DILUTED:
Net income (loss):                      ($267,496)($935,886)    $285,916    ($2,239,617)
Dividend on preferred                           -    59,608            *        171,314
                                        --------------------    ------------------------
Net income (loss) per common share:      (267,496) (995,494)     285,916     (2,410,931)

Weighted average number of common
  shares outstanding                    5,098,102 4,846,175    5,046,794     4,479,000

Dilutive effect of :
  Redeemable convertible preferred stock        -         -    1,302,110             -
  Outstanding stock options                     -         -    1,033,597             -
  Warrants for redeemable convertible
    preferred stock                             -         -      459,322             -
  Warrants for common stock                     -         -      123,323             -
                                        -------------------    -------------------------
Weighted average number of common
  shares as adjusted                    5,098,102 4,846,175    7,965,146     4,479,000
                                        --------------------   -------------------------
Fully diluted earnings(loss) per share     ($0.05)   ($0.21)       $0.04 **     ($0.54)
                                        ====================   =========================
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* Inclusion of amounts in calculation would be antidilutive; therefore not included.
** Calculation results in antidiluted earnings per share, as such, presentation on statement of operations reverts back to primary.